Exhibit 99(a)(1)(D)

Offer to Purchase for Cash

by

ACTIVISION BLIZZARD, INC.

of

Up to 146,500,000 Shares of Its Common Stock
at a Purchase Price of $27.50 Per Share

  THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON WEDNESDAY, AUGUST 13, 2008, UNLESS THE TENDER OFFER IS EXTENDED.

July 16, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Activision Blizzard, Inc., a Delaware corporation (the "Company"), is proposing to purchase up to 146.5 million shares of its common stock, par value $0.000001 per share (the "Common Stock"), at a price of $27.50 per share, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated July 16, 2008 (the "Offer to Purchase"), the accompanying Letter of Transmittal and other related materials (which together, as each may be amended or supplemented from time to time, constitute the "tender offer").

        Upon the terms and subject to the conditions of the tender offer, including the proration provision described in the Offer to Purchase, the Company will purchase shares of Common Stock properly tendered and not properly withdrawn in the tender offer. All shares of Common Stock purchased in the tender offer will be acquired at the same purchase price. Shares not purchased in the tender offer because of proration in the event that the tender offer is oversubscribed or otherwise will be returned to the tendering stockholders at the Company's expense promptly after the expiration of the tender offer.

        If, at the Expiration Time, more than 146.5 million shares of Common Stock have been properly tendered and not properly withdrawn, the Company will purchase properly tendered shares on a pro rata basis.

        For your information and for forwarding to your clients for whose account you hold shares registered in your name or in the name of a nominee, we are enclosing copies of the following documents:

  1.
  Offer to Purchase;

  2.
  Letter of Transmittal, for your use in accepting the tender offer and tendering shares of Common Stock of and for the information of your clients, including the Substitute Form W-9 and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

  3.
  Letter to Clients, for you to send to your clients for whose account you hold shares of Common Stock registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client's instructions with regard to the tender offer;

  4.
  Notice of Guaranteed Delivery with respect to shares of Common Stock, to be used to accept the tender offer if the stockholder's share certificates are not immediately available or cannot be delivered to you to be delivered to the Depositary before the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely bases), or if time will not permit all required documents to reach the Depositary before the Expiration Time; and

  5.
  Return envelope addressed to Continental Stock Transfer & Trust Company, the Depositary for the tender offer.

        The Company's Board of Directors has approved the tender offer. However, neither the Company nor any member of its Board of Directors, the Information Agent or the Depositary makes any recommendation to your clients as to whether they should tender or refrain from tendering their shares of Common Stock. Your clients must make their own decision as to whether to tender their shares of Common Stock and, if so, how many shares to tender. In doing so, your clients should read carefully the information in the Offer to Purchase, the accompanying Letter of Transmittal and other related materials, including the Company's reasons for making the tender offer. Certain conditions of the tender offer are described in Section 6 of the Offer to Purchase. All tenders must be in proper form as described in Section 3 of the Offer to Purchase to be valid.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON WEDNESDAY, AUGUST 13, 2008, UNLESS THE COMPANY EXTENDS THE TENDER OFFER. UNDER NO CIRCUMSTANCES WILL THE COMPANY PAY INTEREST ON THE PURCHASE PRICE, EVEN IF THERE IS A DELAY IN MAKING PAYMENT.

        The Company will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent and the Depositary, as described in the Offer to Purchase) for soliciting tenders of shares of Common Stock pursuant to the tender offer. However, the Company will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer to Purchase and related materials to your clients. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares of Common Stock pursuant to the tender offer, except as otherwise provided in the Offer to Purchase and in Instruction 7 of the Letter of Transmittal.

        Questions and requests for assistance may be directed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

                      Very truly yours,

                      Activision Blizzard, Inc.

Enclosures

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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